UBS ALTERNATIVE AND QUANTITATIVE INVESTMENTS LLC
677 Washington Boulevard
Stamford, Connecticut 06901

As of March 1, 2011

O’Connor Fund of Funds: Multi-Strategy
c/o UBS Alternative and Quantitative Investments LLC
677 Washington Boulevard
Stamford, Connecticut 06901

Re: Expense Limitation and Reimbursement Agreement (the “Agreement”)

Ladies and Gentlemen:

UBS Alternative and Quantitative Investments LLC (the “Adviser”), intending to be legally bound, hereby confirms its agreement as follows in respect of O’Connor Fund of Funds:  Multi-Strategy (the “Fund”):

The Adviser hereby agrees to limit the amount of Specified Expenses (as defined below) borne by the Fund to an amount not to exceed 1.5% per annum of the Fund’s net assets (the “Expense Cap”) (computed and applied on a monthly basis).  Specified Expenses are defined to include all expenses incurred in the business of the Fund, provided that the following expenses are excluded from the definition of Specified Expenses:  (i) the advisory fee paid by the Fund to the Adviser, (ii) the incentive fee, if any, paid by the Fund to the Adviser, (iii) fees of the underlying investment funds in which the Fund invests, (iv) brokerage costs, (v) interest payments and (vi) extraordinary expenses (as determined in the sole discretion of the Adviser).  To the extent that Specified Expenses for any month exceed the Expense Cap, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess.

To the extent that the Adviser bears Specified Expenses, it is permitted to receive reimbursement for any expense amounts previously paid or borne by the Adviser, for a period not to exceed three years from the date on which such expenses were paid or borne by the Adviser, even if such reimbursement occurs after the term of this Agreement, provided that the Specified Expenses have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of Specified Expenses in the month the reimbursement is being made to a level that exceeds the Expense Cap.

The Adviser has voluntarily entered into this Agreement with the Fund for a three-year term beginning on March 1, 2011 and ending on February 28, 2014.  The Adviser may discontinue its obligations under this Agreement at any time in its sole discretion after the first twelve months of the term upon appropriate notice to the Fund.

Very truly yours,

UBS Alternative and Quantitative Investments LLC

By: _________________________________
Name:
Title:

Accepted and Agreed:

O’Connor Fund of Funds: Multi-Strategy

By: _________________________________
Name:
Title: